Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

DaVita HealthCare Partners Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, the related financial statement schedule and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated February 28, 2013 with respect to the consolidated balance sheets of DaVita HealthCare Partners Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of income, comprehensive income, equity and cash flows for each of the years in the three-year period ended December 31, 2012 states that effective January 1, 2012, the Company adopted accounting standards updates 2011-07 Health Care Entities—Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts and 2011-05 as amended by 2011-12 Comprehensive Income—Presentation of Comprehensive Income.

Our report on the effectiveness of internal control over financial reporting as of December 31, 2012 contains an explanatory paragraph that states that the gross amount of total assets and revenue of HealthCare Partners Holdings LLC that are excluded from management’s assessment of the effectiveness of internal control over financial reporting as of and for the year ended December 31, 2012 are $6,300 million and $477 million, respectively. Our audit of internal control over financial reporting also excluded an evaluation of the internal control over financial reporting of this entity.

/s/ KPMG LLP

Seattle, Washington

August 7, 2013